Filed Pursuant to Rule 424(b)(2)
Registration Number 333-296778
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 15, 2026
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 15, 2026)

For the exclusive benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú
U.S.$  % Notes due
Southern Copper Corporation (including and acting exclusively for the benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú, the “Issuer”) is offering U.S.$   aggregate principal amount of its   % notes due (the “notes”). The notes will bear interest at a rate of   % per year. The Issuer will pay interest on the notes semi-annually in arrears on    and    of each year, beginning on   , 20   . The notes will mature on   ,     .
The notes will constitute the Issuer’s general unsecured obligations and the notes will rank pari passu with each other and will rank pari passu in right of payment with all of the Issuer’s other existing and future unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of the Issuer’s subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of the Issuer’s subsidiaries, including trade payables.
The Issuer will have the right at its option to redeem the outstanding notes in whole at any time or in part from time to time prior to    (   months prior to the maturity date of the notes) (the “Par Call Date”) at a redemption price equal to the greater of par and a “make-whole” amount described herein, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional amounts thereon, if any. The Issuer will have the right at its option to redeem the notes, in whole at any time or in part from time to time on and after the Par Call Date at par plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional amounts thereon, if any. In addition, if holders of at least 85% in aggregate principal amount of the outstanding notes validly tender and do not withdraw their notes in a tender offer or other offer to purchase, the Issuer may redeem all remaining outstanding notes at the same price paid to tendering holders, plus accrued and unpaid interest, if any. See “Description of the Notes—Optional Redemption.”
Investing in the notes involves risks, including those described in the “Risk Factors” section on page S-8 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 16 of our annual report on Form 10-K for the year ended December 31, 2025 as supplemented by the Risk Factors included in Item 1A of our Form 10-Q filed with the SEC on April 30, 2026, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Initial public offering price(1)
Underwriting discount
Proceeds, before expenses to us

(1)	Plus accrued interest, if any, from , 2026
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Issuer is the sole obligor of the notes. The liability created by the notes will be registered on SPCC's books and records, as beneficiary and payor thereof, following applicable accounting principles and tax laws, rules and regulations, respectively.
The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A/N.V., on or about June   , 2026.
Global Coordinators and Joint Bookrunners

BofA Securities	Morgan Stanley

Joint Bookrunners

Barclays	Santander

The date of this prospectus supplement is June   , 2026.

The Company has not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the notes.

Prospectus Supplement
Prospectus
S-i

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time senior or subordinated debt securities and common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described in the section entitled “Documents Incorporated by Reference” in the accompanying prospectus before investing in the notes.
We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any free-writing prospectuses we prepare. To the best of our knowledge and belief the information contained in this prospectus supplement and the documents incorporated by reference herein is in accordance with the facts and does not omit anything likely to affect the import of such information. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither we nor the underwriters are making any recommendation that you purchase the notes, and no one has been authorized by us or the underwriters to make any such recommendation. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospects may have changed since the date hereof.
In connection with this offering, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes, stabilizing and short-covering transactions in the notes, and the imposition of a penalty bid during and after this offering of the notes. Such stabilization, if commenced, may be discontinued at any time. For a description of these stabilization activities, see “Underwriting.”
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
The notes are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”); or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”). Consequently, no disclosure document required by FCA Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering, selling or distributing the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.
In the United Kingdom, this prospectus supplement is for distribution only to, and is only directed at qualified investors (as defined in paragraph 15 of Schedule 1 to the POATRs) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
S-ii

SUMMARY INFORMATION
This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents.
Throughout the remainder of this prospectus supplement, except as otherwise indicated, references to “Southern Copper,” “we,” “us,” “our,” “SCC” and the “Company” refer collectively to Southern Copper Corporation, its Peruvian branch and its consolidated subsidiaries. References to “Southern Peru Copper Corporation”, “Southern Peru Copper Corp.” and “SPCC” refer collectively to Southern Peru Copper Corporation, Sucursal del Perú, SCC’s Peruvian branch. Unless stated otherwise, references herein to “U.S. dollars,” “dollars” or “U.S.$” are to United States dollars.
Southern Copper Corporation
We believe we are one of the largest integrated copper producers in the world. Our major production includes copper, molybdenum, zinc and silver. All of our mining, smelting and refining facilities are located in Peru and Mexico, and we conduct exploration activities in those countries and in Argentina and Chile. The considerable scale of our operations makes us one of the largest mining companies in Peru and Mexico. We believe we have the largest copper reserves in the world. We were incorporated in Delaware in 1952 and have conducted copper mining operations since 1960. Since 1996, our common stock has been listed on both the New York and the Lima Stock Exchanges.
Our Peruvian copper operations involve mining, milling and flotation of copper ore to produce copper; the smelting of copper concentrates to produce blister and anode copper; and the refining of anode copper to produce copper cathodes. As part of this production process, we also produce significant amounts of molybdenum concentrate and sulfuric acid. Our precious metals plant at the Ilo refinery produces refined silver, gold, and other materials. Additionally, we produce refined copper using solvent extraction/electrowinning technology (“SX-EW”). We operate the Toquepala and Cuajone open-pit mines high in the Andes Mountains, approximately 860 kilometers southeast of the city of Lima, Peru. We also operate a smelter and refinery west of the Toquepala and Cuajone mines in the coastal city of Ilo, Peru.
Our Mexican operations are conducted through our subsidiary, Minera México, S.A. de C.V. (“Minera Mexico”), which we acquired in 2005. Minera Mexico engages primarily in the mining and processing of copper, molybdenum, zinc, silver, gold and lead. Minera Mexico operates through subsidiaries that are grouped into three separate units. Mexicana de Cobre, S.A. de C.V. (together with its subsidiaries), operates La Caridad, an open-pit copper mine, the Pilares open-pit copper mine, a copper ore concentrator, a SX-EW plant, a smelter, a refinery and a rod plant. The La Caridad refinery has a precious metals plant that produces refined silver, gold and other materials. Operadora de Minas e Instalaciones Mineras, S.A. de C.V., operates Buenavista, an open-pit copper mine, which is located on the site of one of the world’s largest copper ore deposits, two copper concentrators, a zinc concentrator and two operating SX-EW plants. Industrial Minera México, S.A. de C.V. (together with its subsidiaries), operates five underground mines that produce zinc, lead, copper, silver and gold, and a zinc refinery.
We utilize modern, state of the art mining and processing methods, including global positioning systems and computerized mining processes. Our operations have a high level of vertical integration, which allows us to use our facilities, employees and equipment to manage the entire production process, including ore mining and production of refined copper, rod and other products, and to execute most associated transport and logistics functions.
The sales prices for our products are largely determined by market forces beyond our control. Our management, therefore, focuses on cost control and production enhancement to remain profitable. We endeavor to achieve these goals through capital spending programs, exploration efforts and cost reduction programs. Our focus is on remaining profitable during periods of low copper prices and maximizing results in periods of high copper prices.
Our principal executive offices are located at 7310 North 16th St, Suite 135, Phoenix, Arizona 85020, USA and our telephone number at that address is +1 (602) 264-1375. Our website address is www.southerncoppercorp.com. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information on, or accessible through, our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

THE OFFERING
Issuer
Southern Copper Corporation, including and acting exclusively for the benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú.
Securities Offered
U.S.$   aggregate principal amount of   % notes due     .
Price to Public
  %, plus accrued interest, if any, from June   , 2026.
Issue Date
  , 2026.
Maturity Date
 ,     .
Interest Rate
  % per annum, payable semi-annually in arrears.
Interest Payment Dates
  and    of each year, commencing on December   , 2026.
Optional Redemption
Make-whole Redemption. Prior to the Par Call Date of the notes, the Issuer will have the right at its option to redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of par and a “make-whole amount” described herein, plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional amounts thereon, if any.
Par Redemption. The Issuer will have the right at its option to redeem the notes, in whole at any time or in part from time to time on and after the Par Call Date at par plus accrued and unpaid interest to the redemption date on the principal amount of the notes being redeemed on such redemption date and additional amounts thereon, if any.
See “Description of the Notes—Optional Redemption.” in this prospectus supplement.
Redemption for Taxation Reasons
If, as a result of the adoption of new, or certain changes to existing, tax laws of any Taxing Jurisdiction applicable to payments under the notes, the Issuer becomes obligated to pay additional amounts or assume any withholding payments in excess of those attributable (i) to a Peruvian withholding tax rate of 4.99% or or (ii) the applicable withholding tax rate in a relevant Taxing Jurisdiction in effect on the date the relevant Taxing Jurisdiction becomes a Taxing Jurisdiction, as applicable, on or with respect to the notes, interest payments or other amounts on or with respect to the notes, all but not less than all of the notes will be redeemable, at any time upon notice, at a redemption price equal to 100% of the outstanding principal amount plus accrued and unpaid interest and any additional amounts due thereon up to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption—Redemption for Taxation Reasons,” “Description of the Notes—Payment of Additional Amounts,” “U.S. Federal Income Tax Considerations” and “Certain Peruvian Tax Considerations.

Offers to Purchase Redemption
In connection with any tender offer for, or other offer to purchase, the notes, including upon a Change of Control Triggering Event, if holders of not less than 85.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer (or other offer to purchase) and the Issuer, or any third party making such a tender offer (or other offer to purchase) in lieu of the Issuer, purchases all of the notes validly tendered and not withdrawn by such Holders, all of the holders of the outstanding notes will be deemed to have consented to such tender (or other offer to purchase), and accordingly the Issuer will have the right to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional Redemption—Open Market Purchases; Offers to Purchase.”
Additional Amounts
All payments by the Issuer in respect of the notes, whether of principal or interest, will be made without withholding or deduction for or on account of certain taxes and duties, unless required by law, in which case, subject to specified exceptions and limitations, the Issuer shall assume the withholding payments or pay additional amounts so that the holder of the notes receives an amount equal to the sum it would have received had no such deductions or withholdings been made; provided, however, that no additional amounts will be payable with respect to, among other things, any Tax imposed by the United States or by any political subdivision or taxing authority thereof or therein. See “Description of the Notes—Payment of Additional Amounts.”
Ranking
The notes will constitute the Issuer’s senior unsecured obligations and will rank pari passu in right of payment with all of the Issuer’s other present and future unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of the Issuer’s subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of the Issuer’s subsidiaries, including trade payables. See “Description of the Notes—General.”
Further Issuances
The Issuer may from time to time, without notice to or consent of the holders of the notes, create and issue an unlimited principal amount of additional notes having the same terms as the notes offered pursuant to this prospectus supplement. These additional notes may be consolidated and form a single series with the notes offered hereby, and have the same terms as to status, redemption or otherwise as the notes offered hereby; provided that if the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, the additional notes will have a new CUSIP number.
Certain Covenants
The indenture of the notes contains certain covenants, including limitations on liens, limitations on sale and leaseback transactions, and limitations on consolidations, mergers, sales or conveyances. All of these limitations and restrictions are subject to a number of significant exceptions. See “Description of the Notes— Covenants.”
Change of Control
If the Issuer experiences a Change of Control Triggering Event (as defined in the indenture governing the notes), the Issuer must offer to repurchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any. See “Description of the Notes— Covenants—Repurchase of Notes at the Option of Holders Upon a Change of Control Triggering Event.”
Book Entry; Form and Denominations
The notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, for the accounts of its participants including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). Notes in definitive certificated form will not be issued in exchange for the global notes except under limited circumstances. The notes will be issued in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. See “Description of the Notes—Form, Denomination and Title.”
Use of Proceeds
The net proceeds from this offering will be used by SPCC for the development of the Tia Maria project, the financing of the capital expenditure program of SPCC, our Peruvian branch, and/or for general corporate purposes of SPCC, including but not limited to working capital (and expenses due in the short term).
Certain Peruvian Income Tax Consequences to Non-Peruvian Holders
You should consult your tax advisor with respect to the Peruvian income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of Peru or other tax jurisdiction. See “Certain Peruvian Income Tax Consequences to Non-Peruvian Holders.”
U.S. Federal Income Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning and disposing of the notes in light of your particular circumstances and with respect to any tax consequences arising under the laws of any state, local, or non-U.S. jurisdiction. See “U.S. Federal Income Tax Considerations.”
Governing Law
The notes and the indentures will be governed by the laws of the State of New York.

Trustee, Registrar and Paying Agent
Computershare Trust Company, National Association
Risk Factors
See “Risk Factors” beginning on page S-8 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 16 of our annual report on Form 10-K for the fiscal year ended December 31, 2025, for a discussion of certain relevant factors you should carefully consider before deciding to invest in the notes.
Securities Codes
The notes will be assigned the following securities codes:
CUSIP: 84265VAK1
ISIN: US84265VAK17

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
You should read the summary historical consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2025 and our quarterly report on Form 10-Q for the quarter ended March 31, 2026, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. We derived the following summary historical consolidated financial data as of and for the years ended December 31, 2025, December 31, 2024 and December 31, 2023 from our audited consolidated financial statements.
(U.S.$ in millions except per share amounts and financial ratios)

	Three Months Ended March 31,		Years Ended December 31,
	2026	2025	2025	2024	2023
Statement of Earnings Data
Net sales	U.S.$4,251.4	U.S.$3,121.9	U.S.$13,420.0	U.S.$11,433.4	U.S.$9,895.8
Operating income	2,480.4	1,535.5	7,001.7	5,554.7	4,192.3
Net income	1,581.9	949.1	4,348.2	3,388.6	2,434.7
Net income attributable to:
Non-controlling interest	5.0	3.2	13.3	11.8	9.5
Southern Copper Corporation	1,576.9	945.9	4,334.9	3,376.8	2,425.2
Per share amounts
Earnings basic and diluted	1.92	1.15	5.24	4.21	3.05
Cash dividends paid	1.00	0.70	3.10	2.10	4.00
Stock Dividends paid	1.53	0.70	3.50	2.50	—

	As of March 31,	Years Ended December 31,
	2026	2025	2024
Balance Sheet Data
Cash and cash equivalents	U.S.$4,915.4	U.S.$4,304.6	U.S.$3,258.1
Total assets	21,929.9	21,381.4	18,713.5
Total long-term debt, net of current portion	6,751.9	6,750.7	5,758.5
Total liabilities	10,070.6	10,276.5	9,475.4
Total equity	11,859.3	11,104.9	9,238.1

	Three Months Ended March 31,		Years Ended December 31,
	2026	2025	2025	2024	2023
Statement of Cash Flows Data
Net cash provided by operating activities	U.S.$1,694.5	U.S.$721.4	U.S.$4,752.1	U.S.$4,421.7	U.S.$3,573.1
Depreciation, amortization and depletion	225.7	223.8	868.4	845.9	833.6
Net cash used in investing activities	(271.3)	(290.7)	(1,684.6)	(673.3)	(1,398.4)
Capital expenditures	(441.9)	(317.8)	(1,325.3)	(1,027.3)	(1,008.6)
Net cash (used in) provided by financing activities	(819.1)	432.9	(2,007.2)	(1,645.2)	(3,101.2)
Cash dividends paid to common stockholders	(819.2)	(553.3)	(2,485.1)	(1,637.2)	(3,092.4)

	Years Ended December 31,
	2025	2024	2023
Financial Ratios
Gross margin(1)	53.6%	50.3%	44.2%
Operating income margin(2)	52.2%	48.6%	42.4%
Net margin(3)	32.4%	29.6%	24.6%
Current assets to current liabilities	3.89	2.75	3.19
Net debt(4)/total capitalization(5)	13.7%	19.4%	37.2%

(1)	Represents net sales less cost of sales (including depreciation, amortization and depletion), divided by net sales as a percentage.
(2)	Represents operating income divided by sales as a percentage.
(3)	Represents net income divided by net sales as a percentage.
(4)	Net debt is defined as total debt minus cash and cash equivalents balance. The following is the GAAP to non-GAAP reconciliation as of the dates indicated:

	As of December 31,
	2025	2024	2023
Total debt	U.S.$ 6,750.7	U.S.$ 6,258.3	U.S.$ 6,254.6
Cash and cash equivalents balance	4,304.6	3,258.1	1,151.5
Net debt	U.S.$ 2,446.1	U.S.$ 3,000.2	U.S.$ 5,103.1

(5)	Represents total debt plus equity. The following is the GAAP to non-GAAP reconciliation as of the dates indicated:

	As of December 31,
	2025	2024	2023
Capitalization:
Total debt	U.S.$ 6,750.7	U.S.$ 6,258.3	U.S.$ 6,254.6
Equity	11,104.9	9,238.1	7,481.2
Total capitalization	U.S.$17,855.6	U.S.$15,496.4	U.S.$13,735.8

RISK FACTORS
Any investment in the notes involves risks. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as supplemented by the Risk Factors included in Item 1A of our Form 10-Q filed with the SEC on April 30, 2026, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer.
Risks Related to this Offering
The notes will be effectively junior to any of our secured indebtedness and structurally junior to debt obligations of our subsidiaries.
We derive a substantial portion of our revenue and cash flow from SPCC and our ability to service our debt, including the notes, is substantially dependent upon the revenue and earnings of SPCC and our subsidiaries. While none of our subsidiaries will guarantee these notes, SPCC will service payments thereunder. As a result, the notes will be structurally junior to debt obligations of our subsidiaries.
The notes do not have “cross-default,” “cross-acceleration” or similar protections.
The notes will not include an event of default relating to a payment or covenant default with respect to other indebtedness, or acceleration of any other indebtedness. In contrast, our currently outstanding bonds and loans generally have events of default relating to defaults and accelerations with respect to other instruments. Future bonds and loans may also contain such provisions.
Accordingly, there may be circumstances where we will be required to repay the principal, interest and other amounts due under other indebtedness, but holders of notes will not have the right to require repayment of the notes. In such circumstances, we may decide to pay or restructure other debt instruments prior to paying or restructuring the notes. In addition, in situations of financial distress short of insolvency or a similar event, holders of notes may be unable to accelerate the notes or take enforcement action for a significant time after other creditors have exercised such rights.
Our substantial indebtedness could adversely affect our financial condition.
We have a significant amount of indebtedness, which could limit our ability to obtain additional financing for working capital, capital expenditures, stock repurchases, acquisitions, debt service requirements or other purposes. It may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to our competitors that have lower debt levels. Any or all of the above events and/or factors could have an adverse effect on our results of operations and financial condition.
We may issue additional notes.
Under the terms of the indenture that governs the notes, including the notes offered hereby, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which additional notes, if of an existing series, will be equal in rank to the notes in all material respects so that the notes may be consolidated and form a single series with such notes and have the same terms as to status, redemption or otherwise, as such additional notes.
Our credit ratings may not reflect all risks of an investment in the notes and may be lowered, suspended or withdrawn by the rating agencies.
Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors that influence the value of the notes.

Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
The credit ratings of the notes may change after issuance. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued. An explanation of the significance of such ratings may be obtained from the rating agencies. We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the notes.
There is no public market for the notes.
The notes are new securities for which there currently is no established trading market. We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans. We have not and do not intend to list any notes in any exchange.
The notes may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of cause, may adversely affect the liquidity and trading markets for the notes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “forecasts,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “may” and other words of similar meaning in connection with any discussion of future operating or financial matters. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Without limiting the generality of the foregoing, forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include statements regarding expected commencement dates of mining or metal production operations, projected quantities of future metal production, anticipated production rates, operating efficiencies, costs and expenditures, including taxes, as well as projected demand or supply for the Company’s products. Actual results could differ materially based upon many factors, including, among others, the risks and uncertainties relating to general U.S. and international economic and political conditions, the cyclical and volatile prices of copper, other commodities and supplies, including fuel and electricity, availability of materials, insurance coverage, equipment, required permits or approvals and financing, the occurrence of unusual weather or operating conditions, lower than expected ore grades, water and geological problems, the failure of equipment or processes to operate in accordance with specifications, failure to obtain financial assurance to meet closure and remediation obligations, labor relations, litigation and environmental risks, political and economic risk associated with foreign operations as well as changes in applicable law and enhanced environmental, mining and tax regulation. Results of operations are directly affected by metals prices on commodity exchanges, which can be volatile. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. The risks and uncertainties that may affect our operations, performance and results and the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” commencing on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemented by the risk factors included in Item 1A of our Form 10-Q filed with the SEC on April 30, 2026.

USE OF PROCEEDS
We estimate that the net proceeds to be received by SPCC from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately U.S.$ , will be approximately U.S.$ . The net proceeds from this offering will be used by SPCC for the development of the Tia Maria project, the financing of the capital expenditure program of SPCC, our Peruvian branch, and/or for general corporate purposes of SPCC, including but not limited to working capital (and expenses due in the short term).

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2026 on a historical basis and as adjusted to give effect to this offering. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in our quarterly report on Form 10-Q for the quarter ended March 31, 2026, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2026
	Historical	As Adjusted
	(In millions)
Cash and cash equivalents:	U.S.$ 4,915.4
Debt:
9.250% Yankee bonds due 2028	U.S.$ 51.2
5.625% Minera Mexico Senior unsecured notes due 2032	988.8
7.500% Senior unsecured notes due 2035	984.9
6.750% Senior unsecured notes due 2040	1,089.5
5.250% Senior unsecured notes due 2042	1,178.9
5.875% Senior unsecured notes due 2045	1,478.2
4.500% Minera Mexico Senior unsecured notes due 2050	980.0
Notes due offered hereby	—
Total debt	6,751.9
Total equity	U.S.$11,859.3
Total capitalization	U.S.$18,611.2

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors
The following persons are the members of our board of directors as of the date of this prospectus supplement. The business address for each director is 7310 North 16th St. Suite 135, Phoenix, Arizona, United States of America.

Name	Age
Germán Larrea Mota-Velasco	72
Vicente Ariztegui Andreve	71
Javier Arrigunaga	61
Enrique Castillo Sánchez Mejorada	68
Leonardo Contreras Lerdo de Tejada	39
Luis Miguel Palomino Bonilla	65
Carlos Ruiz Sacristán	75
Jose Pedro Valenzuela Rionda	58

Executive Officers
The following persons are our executive officers and their position as of the date of this prospectus supplement. The business address for each executive officer is 7310 North 16th St. Suite 135, Phoenix, Arizona, United States of America.

Name	Age	Position
Germán Larrea Mota-Velasco	72	Chairman of the Board and Director
Leonardo Contreras Lerdo de Tejada	39	President, Chief Executive Officer and Director
Raul Jacob Ruisanchez	67	Vice President, Finance, Treasurer and Chief Financial Officer
Patricio Ovejas Simon	38	Executive Vice President
Julian Jorge Lazalde Psihas	57	Secretary
Andres Carlos Ferrero Ghislieri	57	General Counsel
Lina Vingerhoets Vilca	64	Comptroller
Juan Fernando Nuñez Chavez	68	Vice President, Exploration
Raul Vaca Castro	66	General Auditor

As of the date of this prospectus supplement, we are not aware of any potential conflicts of interests between the duties that our directors and executive officers owed to us, on the one hand, and their private interests or the duties owed by any of them to any other person, on the other.

DESCRIPTION OF THE NOTES
The notes will be issued under a supplemental indenture to be entered into by the Issuer (including and acting exclusively for the benefit of its Peruvian branch, Southern Peru Copper Corporation, Sucursal del Perú) and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor as trustee), to the indenture (the “Base Indenture”), dated April 16, 2010 between the Issuer and the Trustee. The supplemental indenture, together with the Base Indenture, is referred to herein as an “Indenture” and collectively as the “Indentures.” In this description, the term “Issuer” refers only to Southern Copper Corporation and not to any of its subsidiaries.
The following summaries of certain provisions of the notes and the Indentures are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the notes and the Indentures, including the definitions therein of certain terms. Copies of the Indentures are available at the Issuer’s principal executive offices, as well as at the offices of the Trustee. As used herein, the term “Holder” or “Noteholder” means the person in whose name a note is registered in the register maintained for the notes by the registrar.
General
The notes will be general unsecured and unconditional obligations of the Issuer. The notes will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Issuer. The Issuer will initially issue notes in an aggregate principal amount of U.S.$  million. The Issuer is entitled, without the consent of the Holders, to issue additional notes under the Indenture on the same terms and conditions and, to the extent fungible for U.S. federal income tax purposes, with the same CUSIP numbers as the notes being offered hereby in an unlimited aggregate principal amount (the “Additional Notes”). The notes and any Additional Notes will be treated as a single class for all purposes under the Indenture. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to notes include any Additional Notes actually issued. The notes are unsecured and are effectively subordinated to all of our existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the notes will not be guaranteed by any of our subsidiaries and as a result will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables.
The notes will bear interest at the rate of   % per annum and will be payable semiannually, in arrears, on each June    and December    commencing December  , 2026, to the holders of record of the notes at the close of business on the immediately preceding May    or November   , as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes will mature on  ,    .
Notwithstanding the foregoing, any interest which is payable, but which is not punctually paid or duly provided for, on any interest payment date (“Defaulted Interest”) shall cease to be payable to the Holder registered on such date, and shall be payable, at the election of the Issuer, either (i) to the person in whose name such note is registered at the close of business on a special record date to be fixed by the Trustee not more than 15 days nor less than 10 days prior to the date fixed by the Issuer for payment thereof or (ii) in any other lawful manner not inconsistent with the rules of any applicable securities exchange if deemed practicable by the Trustee.
Methods of Receiving Payments on the Notes
SPCC will service payments under the notes. All payments on the notes will be made at the office or agency of the paying agent and registrar within Minneapolis, Minnesota in the United States unless the Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register.
If any payment in respect of a note is due on a day that is not a business day in the U.S. and/or Peru then such payment need not be made on such day but may be made on the next succeeding business day, with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such date.
Paying Agent and Registrar for the Notes
Computershare Trust Company, National Association.
Payment of Additional Amounts
Subject to the exceptions identified below, any and all payments by the Issuer or SPCC to or for the account of each holder of the notes (including any premium paid upon redemption of the notes) shall be made free and clear of, and without any deduction or withholding regarding, any present or future Taxes (as defined below), unless the withholding or deduction of such Taxes is required by law. If the Issuer or SPCC has the option to directly pay the withholding Tax, such that no withholding or deduction would be required, the Issuer or SPCC may do so. If the Issuer or SPCC shall be required by law of any Taxing Jurisdiction (as defined below) to deduct or withhold any Taxes from or in respect of any sum payable under the notes then, (i) it shall assume payment of such withholding; (ii) the sum payable to the holder of the notes shall be increased as necessary by an amount (an “additional amount”) so that after making all required deductions and withholdings for Taxes the holder of the notes receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (iii) the Issuer or SPCC shall make such deductions or withholdings in accordance with applicable law; and (iv) the Issuer or SPCC shall pay the full amount, deducted or withheld to the applicable tax authority in accordance with applicable law.
Notwithstanding the foregoing, the Issuer or SPCC will not pay additional amounts or assume payment of any withholding of Taxes with respect to any holder of notes for or solely on account of any of the following:
(1)
any Taxes imposed solely because at any time there is or was any connection between the holder or beneficial owner of a note and a Taxing Jurisdiction (other than the mere receipt of a payment or the acquisition, ownership or holding of a note or the mere exercise or enforcement of rights under a note or the Indenture) including but not limited to such holder or beneficial owner (i) being or having been a citizen, national or resident thereof, (ii) maintaining or having maintained an office, permanent establishment or branch subject to taxation therein or (iii) being or having been present or engaged in a trade or business therein;

(2)	any Taxes payable other than by deduction or withholding from payments on the notes;
(3)	any estate, inheritance, gift, excise, transfer, personal property, use, sales or similar Tax (not including any Peruvian value-added tax payable) imposed with respect to the notes;
(4)
any Taxes imposed solely because the holder or beneficial owner fails to comply with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence or identity of the holder or beneficial owner or connection of the holder or beneficial owner with a Taxing Jurisdiction if compliance is required by law or regulation of the Taxing Jurisdiction or by an applicable income tax treaty to which a Taxing Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax, and the Issuer has given the holders of notes at least 30 days’ notice prior to the first payment date with respect to which such certification, identification, information, documentation or reporting requirement is required to the effect that holders will be required to provide such certification, identification, information, documentation or reporting requirement;

(5)
any Taxes with respect to a note presented for payment more than thirty (30) days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders of notes, whichever occurs later, except to the extent that the holder of such note would have been entitled to such additional amounts on presenting such note for payment on any date during such 30-day period;

(6)
any Taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (commonly known as the Foreign Account Tax Compliance Act, or “FATCA”), any successor law or regulation implementing or complying with, or introduced in order to conform to, FATCA, any official interpretation thereof, any intergovernmental agreement entered into in connection with the implementation of FATCA or any agreement entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA;

(7)
any Taxes imposed on any payment on a note to a holder thereof that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or a person other than the sole beneficial owner of any such payment, but only to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note; and

(8)	any combination of the above.
The Issuer will also pay any stamp, administrative, court, documentary, excise or similar Taxes arising in a relevant Taxing Jurisdiction in connection with the notes and will indemnify the Holders for any such Taxes paid by Holders.

The Issuer will provide the Trustee with documentation evidencing the payment of Taxes in respect of which the Issuer or SPCC has paid any additional amount or the assumption of the payment of any withholding of Taxes. The Issuer will make copies of such documentation available to the holders of the notes upon written request. The Trustee shall conclusively rely on such documentation and shall have no duty to investigate, verify or monitor the payment, withholding or remittance of any such taxes or additional amounts.
In addition, the Issuer or SPCC will pay any Peruvian value added tax that may be imposed on a payment of interest on the notes.
Any reference in this prospectus supplement, the Indenture, any supplemental indenture or the notes to principal, premium, interest or any other amount payable in respect of the notes by the Issuer will be deemed also to refer to any additional amount that may be payable with respect to that amount under the obligations referred to in this subsection.
In the event that additional amounts actually paid with respect to the notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes in excess of the appropriate rate applicable to the holder of such notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding Tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Issuer. However, by making such assignment, the holder makes no representation or warranty that the Issuer will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.
“Taxes” means, with respect to payments on the notes, all present and future taxes, withholdings, duties, levies, assessments, value-added taxes or other governmental charges imposed or levied by or on behalf of Peru or any other jurisdiction (other than the United States) in which the Issuer (or the Issuer’s successor) is then organized, engaged in a trade or business for tax purposes or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made at the Issuer’s direction (a “Taxing Jurisdiction”).
The Issuer, through SPCC, will pay promptly when due any present or future stamp, court or documentary taxes or any excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, registration or enforcement of each note or any other document or instrument referred to in the Indenture or such note, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Taxing Jurisdiction except those resulting from, or required to be paid in connection with, the enforcement of such note or any other such document or instrument after the occurrence and during the continuance of any event of default.
The Issuer, through SPCC, intends to assume the withholding of any Peruvian taxes and duties from interest on, and other applicable payments on or with respect to, the notes at a rate of 4.99% as applicable and to pay additional amounts or to assume the payment of any such withholding, subject to the conditions above, with respect thereto for so long as the notes are held through DTC or its nominee. See “Certain Peruvian Tax Considerations.”
Optional Redemption
The Issuer will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that the issuer will not deposit money on a regular basis into any separate account to repay the notes. In addition, holders will not be entitled to require the issuer to repurchase notes before the stated maturity, except as set forth below under “—Repurchase at the Option of Holders Upon a Change of Control Triggering Event.”
Make-Whole Redemption
Prior to the Par Call Date (as defined below), the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of a principal amount and rounded to three decimal places) equal to the greater of:
(1)
(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus   basis points, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Par Call Date” means  (the date that is   months prior to the stated maturity of the notes).
“Treasury Rate” for this purpose means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the applicable Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the applicable Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the applicable Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the applicable Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the relevant Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
Par Redemption
The notes will be redeemable, at the Issuer’s option, in whole or in part, at any time and from time to time on and after the Par Call Date at a redemption price equal to 100% of the outstanding principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date.
Redemption for Taxation Reasons
If, as a result of the adoption of any new laws, rules, regulations or interpretations, or any amendment to, or change in, the laws (or any rules or regulations thereunder) of any Taxing Jurisdiction affecting taxation, or any amendment to, or change in official position by a competent authority in any Taxing Jurisdiction with respect to, an official interpretation or application of such laws, rules or regulations, which adoption, change or amendment is announced and becomes effective on or after the later of (a) the date on which the notes the Issuer is offering are issued and (b) the date the relevant Taxing Jurisdiction becomes a Taxing Jurisdiction, the Issuer or SPCC has assumed or has become obligated or will assume or become obligated, in each case, after taking all reasonable measures to avoid this requirement (including, if necessary, the designation of a different paying agent), to pay additional amounts or to assume any withholding payments in excess of those attributable to (i) a Peruvian withholding tax rate of 4.99%, or (ii) the applicable withholding tax rate in a relevant Taxing Jurisdiction in effect on the date the relevant Taxing Jurisdiction becomes a Taxing Jurisdiction on or with respect to the notes or on payments of interest on or other amounts on or with respect to the notes (see “—Payment of Additional Amounts,” “U.S. Federal Income Tax Considerations” and “Certain Peruvian Tax Considerations”), then, at the Issuer’s option, all, but not less than all, of the notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice to the holders (with a copy to the Trustee), at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any additional amounts due thereon up to, but excluding, the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obligated to pay these additional amounts if a payment on the notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such additional amounts remains in effect or is to become effective.
Prior to giving any notice of redemption pursuant to this provision, the Issuer will deliver to the Trustee:
(1)
an officer’s certificate signed by one of the Issuer’s duly authorized representatives stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Issuer’s right to redeem have occurred, and

(2)
an opinion of a tax advisor of recognized standing qualified in the relevant Taxing Jurisdiction to the effect that the Issuer or SPCC has or will assume or become obligated to pay such additional amounts any withholding payment as a result of such change or amendment, as described above.

The notice of redemption pursuant to this provision, once delivered to the holders, will be irrevocable. The Trustee shall conclusively rely on the statements set forth in the notice, certificate and tax advisor opinion without independent verification thereof.
Redemption Procedures
The Issuer will give, or cause to be given, a notice of redemption to each holder (which, in the case of global notes, will be DTC) as described under “—Notices” below, at least 10 days and not more than 60 days prior to the redemption date. Any redemption and notice thereof pursuant to the Indenture may, in the Issuer’s discretion, be subject to the satisfaction of a financing, change of control or other condition precedent. If any such condition precedent has not been satisfied, the Issuer shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee). Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the notes shall be rescinded or delayed as provided in such notice. Upon receipt, the Trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.
On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Issuer will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or any other method as the Trustee shall deem fair and appropriate (subject to the procedures of DTC).
Open Market Purchases; Offers to Purchase
The Issuer may at any time purchase notes in the open market or otherwise at any price.
In connection with any tender offer for, or other offer to purchase, the notes, including upon a Change of Control Triggering Event, if holders of not less than 85.0% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in such tender offer (or other offer to purchase) and the Issuer, or any third party making such a tender offer (or other offer to purchase) in lieu of the Issuer, purchases all of the notes validly tendered and not withdrawn by such Holders, all of the holders of the outstanding notes will be deemed to have consented to such tender (or other offer to purchase), and accordingly the Issuer will have the right, upon not less than 10 nor more than 60 days’

prior notice, given not more than 30 days following such tender offer (or other offer) early results or expiration date, at the discretion of the Issuer, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption. In determining whether the holders of at least 85.0% of the aggregate principal of the then outstanding notes have validly tendered and not withdrawn notes in a tender offer or other offer to purchase, such calculation shall include all notes owned by an affiliate of any of the Issuer and the parent (notwithstanding any provision of the Indentures to the contrary).
Covenants
Subject to the terms of the Indenture, the Issuer has agreed to be bound and cause its subsidiaries to be bound by the following restrictive covenants.
Limitation on Liens
The Issuer will not, nor will it permit any Subsidiary to, issue, assume or suffer to exist any Indebtedness or Guarantee if such Indebtedness or Guarantee is secured by a Lien upon any Specified Property, unless, concurrently with the issuance or assumption of such Indebtedness or Guarantee or the creation of such Lien, the notes (together with, at the Issuer’s option, any other indebtedness of or guarantee by the Issuer or its Subsidiaries then existing or thereafter created which is not subordinated to the notes) shall be secured equally and ratably with (or at the Issuer’s option prior to) such Indebtedness or Guarantee for so long as such Indebtedness or Guarantee is so secured; provided, however, that the foregoing restriction shall not apply to:
(1)
any Lien on (a) any Specified Property acquired, constructed, developed, extended or improved by the Issuer or any Subsidiary (singly or together with other Persons) after the date of the Indenture or any property reasonably incidental to the use or operation of such Specified Property (including any real property on which such Specified Property is located), or (b) any shares or other ownership interest in, or any Indebtedness of, any Person which holds, owns or is entitled to such property, products, revenue or profits, provided that in the case of both clause (a) and (b) above, such Lien is created, incurred or assumed (x) during the period such Specified Property was being constructed, developed, extended or improved, or (y) contemporaneously with, or within 360 days after, such acquisition or the completion of such construction, development, extension or improvement in order to secure or provide for the payment of all or any part of the purchase price or other consideration of such Specified Property or the other costs of such acquisition, construction, development, extension or improvement (including costs such as escalation, interest during construction and financing and refinancing costs);

(2)
any Lien on any Specified Property existing at the time of acquisition thereof and which (a) is not created as a result of or in connection with or in anticipation of such acquisition and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(3)
any Lien on any Specified Property acquired from a Person that is merged with or into the Issuer or any Subsidiary or any Lien existing on Specified Property of any Person at the time such Person becomes a Subsidiary, in either such case which (a) is not created as a result of or in connection with or in anticipation of any such transaction and (b) does not attach to any other Specified Property other than the Specified Property so acquired;

(4)	any Lien which secures Indebtedness or a Guarantee owing by a Subsidiary to the Issuer or any other Subsidiary;
(5)
any Liens on any Specified Property in favor of the government of the United States, Mexico or Peru or of any other country or any political subdivision thereof, to secure payments pursuant to any contract with such government or to any statute to which the Issuer or any of its Subsidiaries is subject;

(6)	any Lien existing on the date of the Indenture; or
(7)
any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Lien referred to in the foregoing clauses (1) through (6) inclusive; provided that the principal amount of Indebtedness or Guarantee secured thereby shall not exceed the principal amount of Indebtedness or Guarantee so secured at the time of such extension, renewal or replacement plus an amount necessary to pay any fees and expenses, including premiums and defeasance costs related to such transaction, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).
Notwithstanding the foregoing, the Issuer or any Subsidiary may issue or assume Indebtedness or a Guarantee secured by a Lien which would otherwise be prohibited under the provisions of the Indentures described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indentures described below under “—Limitation on Sale and Leaseback Transactions”, provided that the amount of such Indebtedness or Guarantee or the Attributable Value of such Sale and Leaseback Transaction, as the case may be, together with the aggregate amount (without duplication) of (i) Indebtedness or Guarantees outstanding at such time that were previously incurred pursuant to this paragraph by the Issuer and its Subsidiaries, plus (ii) the Attributable Value of all such Sale and Leaseback Transactions of the Issuer and its Subsidiaries outstanding at such time that were previously incurred pursuant to the provisions of the Indenture described below under “—Limitation on Sale and Leaseback Transactions” shall not exceed 20% of Consolidated Net Tangible Assets at the time any such Indebtedness or Guarantee is issued or assumed by the Issuer or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.
For the avoidance of doubt, (i) the sale or other transfer of any metals or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such metals or other minerals, (ii) the sale or other transfer of any metals or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by the Issuer or any Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which the Issuer or its Subsidiaries convey or assign an interest in metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of the Issuer’s or its Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of the Issuer’s or its Subsidiaries’ proportionate part of the development or operating expenses in realizing the metal or other mineral resources of such property, shall not constitute the incurrence of Indebtedness secured by a Lien.
Limitation on Sale and Leaseback Transactions
The Issuer will not, nor will it permit any Subsidiary to enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (i) the Issuer or such Subsidiary would be entitled pursuant to the provisions of the Indentures described above under “—Limitation on Liens” to issue or assume Indebtedness or a Guarantee (in an amount equal to the Attributable Value with respect to such Sale and Leaseback Transactions) secured by a Lien on such Specified Property without equally and ratably securing the notes; (ii) within 360 days of such Sale and Leaseback Transaction, the Issuer or such Subsidiary applies or causes to be applied, in the case of a sale or transfer for cash, an amount equal to 85% of the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the Specified Property so leased to: (A) to the retirement, within 360 days after the effective date of such Sale and Leaseback Transaction, of (x) Indebtedness of the Issuer ranking at least pari passu in right of payment with the notes or (y) Indebtedness of any Subsidiary of the Issuer, in each case owing to a Person other than the Issuer or any Affiliate of the Issuer, or (B) to the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Issuer or any Subsidiary used or to be used by or for the benefit of the Issuer or any Subsidiary in the ordinary course of business; or (iii) the Issuer or such Subsidiary equally and ratably secures the notes as described above under “—Limitation on Liens.”
The foregoing restrictions shall not apply to any transactions providing for a lease for a term of less than three years.
Repurchase at the Option of Holders Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, each Holder of notes will have the right to require the Issuer to repurchase all or any part of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any Change of Control Triggering Event, the Issuer shall send, by first-class mail, with a copy to the Trustee, to each Holder of notes, at such Holder’s address appearing in the register, a notice stating:

(1)
that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control Triggering Event” and that all notes validly tendered will be accepted for payment;

(2)
the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3)	the circumstances and relevant facts regarding the Change of Control Triggering Event; and
(4)
the procedures that Holders of notes must follow in order to validly tender their notes (or portions thereof) for payment and the procedures that Holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.
The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described under this section, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.
The Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the notes. See “—Amendments and Waivers.”
Consolidation, Merger, Sale or Conveyance
For so long as the notes are outstanding, the Issuer may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation organized and existing under the laws of the United States (or any State thereof or the District of Columbia) and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on all the outstanding notes and the performance of every covenant in the Indenture on the part of the Issuer to be performed or observed, (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) the Issuer shall have delivered to the Trustee an Officer’s Certificate and opinion of counsel stating that all conditions precedent set forth in the Indenture relating to the consummation of such consolidation, merger, conveyance or transfer and entering into of such supplemental indenture have been met. In case of any such consolidation, merger, conveyance or transfer (other than a lease), such successor corporation will succeed to and be substituted for the Issuer as obligor on the notes, with the same effect as if it had been named in the Indenture as such obligor.
For purposes of this covenant, the conveyance or transfer of all the property of one or more Subsidiaries of the Issuer which property, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all the property of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of the Issuer.
Certain Definitions
The following terms have the following definitions in the Indentures:
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Attributable Value” in respect of a Sale and Leaseback Transaction means, as to any particular lease under which the Issuer or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges and any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by the Issuer in accordance with generally accepted financial practice).
“Change of Control” means the occurrence of any event as a result of which one or more Permitted Holders cease to possess, directly or indirectly, whether through ownership of Voting Stock, contract or otherwise, the power to elect or designate for election the majority of the board of directors of the Issuer or to direct or cause the direction of the management or policies of the Issuer.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of the Indentures such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
“Consolidated Net Tangible Assets” means, as of any date of determination, the total of all assets appearing on the most recently available consolidated balance sheet of the Issuer and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other intangible assets, less the aggregate of the current liabilities of the Issuer and its Subsidiaries appearing on such balance sheet as determined in accordance with U.S. GAAP.
“Fitch” means Fitch Ratings, Ltd. or any successor to the rating agency business thereof.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, direct or indirect, contingent or otherwise, or entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarante” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantee” shall not apply to a guarantee of intercompany indebtedness among the Issuer and the Subsidiaries or among the Subsidiaries.
“Indebtedness” means, with respect to any Person (without duplication):
(i)	any obligation of such Person for borrowed money; and
(ii)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clause (1) above.
For the purpose of determining any particular amount of Indebtedness under this definition, Guarantees of (or obligations with respect to letters of credit) Indebtedness otherwise included in the determination of such amount shall not be included.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch.
“Lien” means any mortgage, pledge, lien or security interest.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Permitted Holders” means, any one or more of the following (i) Mr. German Larrea Mota-Velasco or his immediate family members, including his spouse, lineal ascendants and descendants, collateral relatives within the fourth degree in kinship, estates and heirs, or any trust or other investment vehicle for the primary benefit of any of the foregoing, and (ii) Grupo México, S.A.B. de C.V. or any of its subsidiaries.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Rating Agencies” means Moody’s, S&P and Fitch.

“Rating Decline” means if on, or within 60 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), any of the following events with respect to the notes expressly stated by the applicable Rating Agency to have been as a result of such Change of Control (i) in the event the notes have an Investment Grade Rating by at least two Rating Agencies on the date of such public notice, the rating of the notes by at least two Rating Agencies shall be below an Investment Grade Rating; (ii) in the event the notes have an Investment Grade Rating by any, but not two or more, Rating Agency on the date of such public notice, the rating of the notes by such Rating Agency will be changed to below an Investment Grade Rating; or (iii) in the event the notes are rated below an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of the notes by at least two Rating Agency shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).
“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Issuer or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.
“Significant Subsidiary” means a Subsidiary of the Issuer which would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture, assuming the Issuer is the registrant referred to in such definition.
“Specified Property” means any mineral property (other than inventory or receivables), concentrator, smelter, refinery or rod plant of the Issuer or any Subsidiary and any capital stock or Indebtedness of any Subsidiary directly owning any such property, concentrator, smelter, refinery or rod plant. This term excludes any mineral property, concentrator, smelter or refinery or rod plant of the Issuer or any Subsidiary that in the good faith opinion of the Issuer’s board of directors is not materially important to the total business conducted by the Issuer and its Subsidiaries, taken as a whole.
“SPCC” means the Issuer’s Peruvian branch, named Southern Peru Copper Corporation, Sucursal del Perú, which does not qualify as a separate juridical entity for corporate and legal purposes. However, for Peruvian tax purposes only, it qualifies as an independent taxpayer, being responsible for determining and paying its own taxes, acting as withholding agent when required by law, among others.
“Subsidiary” means any corporation or other business entity of which the Issuer owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interests, in each case having ordinary voting power to elect or appoint directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency). For the avoidance of doubt, SPCC shall not be considered a Subsidiary of the Issuer.
“U.S. GAAP” with respect to any computations required or permitted hereunder, means generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Issuer is required by the Commission to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.
Highly Leveraged Transactions
The Indentures do not include any debt covenants or other provisions which afford holders of the notes protection in the event of a highly leveraged transaction.

Reporting Requirements
The Issuer shall provide the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939 (the “Trust Indenture Act”) at the times and in the manner provided in the Trust Indenture Act, including:
(i)
within 30 days after the Issuer is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Issuer may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended; or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then the Issuer shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; provided, that the filing of the reports specified in Section 13 or 15(d) of the Exchange Act by an entity that is the direct or indirect parent of the Issuer will satisfy these requirements so long as such entity is an obligor or guarantor on the notes; and

(ii)
in accordance with the rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants provided for in the Indentures, as may be required from time to time by such rules and regulations.

The filing of the reports specified in Section 13 or 15(d) of the Exchange Act by an entity that is the direct or indirect parent of the Issuer will satisfy these requirements so long as such entity is an obligor or guarantor on the notes; and provided further that the reports of such entity will not be required to include condensed consolidating financial information for the Issuer in a footnote to the financial statements of such entity.
Any document referred to above that is filed with the Commission via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and publicly available without charge will be deemed to have been provided to the Trustee at the time of such filing; provided, however, that the Trustee will have no responsibility to determine whether or not the Issuer has made such filings.
Other Covenants
The Indentures contain certain other covenants relating to, among other things, the maintenance of corporate existence and maintenance of books and records. Copies of the Indentures are available at the offices of the Issuer and at the offices of the Trustee.
Financial Calculations
If any Applicable Metric is determined by reference to the greater of a fixed amount, or the numerical permission, and a percentage of Consolidated Net Tangible Assets (the “grower permission”) and the grower permission of the Applicable Metric exceeds the applicable numerical permission at any time, the numerical permission shall be deemed to be increased to the highest amount of the grower permission reached from time to time and shall not subsequently be reduced as a result of any decrease in the grower permission. “Applicable Metric” means any financial covenant or financial ratio or incurrence-based permission, test, basket or threshold in the Indentures (including any financial definition or component thereof and any financial ratio, test, basket or threshold or permission based on the calculation of Consolidated Net Tangible Assets), any default event of default or other relevant breach of the Indentures.
No Listing
No public market currently exists for the notes. The Issuer does not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system.
Events of Default and Remedies
The Indenture will provide that the following events constitute an Event of Default with respect to the notes:

(1)
default in the payment of the principal of any note issued pursuant to such Indenture after any such principal becomes due in accordance with the terms thereof, upon redemption or otherwise; or default in the payment of any interest in respect of such notes if such default continues for 30 days after any such interest becomes due in accordance with the terms thereof;

(2)
failure to observe or perform any other covenant or agreement contained in the notes issued pursuant to such Indenture, and such failure continues for 90 days after notice, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 33 1∕3% in aggregate principal amount of the outstanding notes issued pursuant to such Indenture, specifying such failure and requiring it to be remedied and stating that such notice constitutes a notice of default under such Indenture;

(3)
a decree or order by a court having jurisdiction shall have been entered adjudging the Issuer or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, concurso mercantil or quiebra of or by the Issuer or any of its Significant Subsidiaries and such decree or order shall have continued undischarged or unstayed for a period of 120 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or síndico or conciliador for the liquidation or dissolution of the Issuer or any of its Significant Subsidiaries shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 120 days; provided, however, that any Significant Subsidiary may be liquidated or dissolved if, pursuant to such liquidation or dissolution, all or substantially all of its assets are transferred to the Issuer or another Significant Subsidiary of the Issuer; or

(4)
the Issuer or any of its Significant Subsidiaries shall institute any proceeding to be adjudicated as voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, concurso mercantil or quiebra, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or síndico or conciliador or trustee or assignee in bankruptcy or insolvency of it or its property.

If an Event of Default specified in clause (3) or (4) above shall occur, the maturity of all outstanding notes shall automatically be accelerated and the principal amount of the notes, together with accrued interest thereon, shall be immediately due and payable. If any other Event of Default shall occur and be continuing, the Trustee or the Holders of not less than 33 1∕3% of the aggregate principal amount of the notes then outstanding may, by written notice to the Issuer (and to the Trustee if given by Holders), declare the principal amount of the notes, together with accrued interest thereon, immediately due and payable. The right of the Holders to give such acceleration notice shall terminate if the event giving rise to such right shall have been cured before such right is exercised. Any such declaration may be annulled and rescinded by written notice from the Trustee or the Holders of a majority of the aggregate principal amount of the notes then outstanding to the Issuer if all amounts then due with respect to the notes are paid (other than amount due solely because of such declaration) and all other defaults with respect to the notes are cured.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case the Issuer shall fail to comply with its obligations under such Indenture and such failure shall be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. The Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, to the extent such action does not conflict with the provisions of the Indenture or applicable law.
No Holder of any note will have any right to institute any proceeding with respect to the Indenture or the notes or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 33 1∕3% in aggregate principal amount of the outstanding notes shall have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it, the Trustee for 60 days after receipt of such notice has failed to institute any such proceeding and no direction inconsistent with such request shall have been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the notes. However, such limitations do not apply to a suit individually instituted by a Holder of a note for enforcement of payment of the principal of, or interest on, such note on or after respective due dates expressed in such note.

Defeasance
The Issuer may at any time terminate all of its obligations with respect to the notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of notes. The Issuer may at any time terminate its obligations under the Indenture under the covenants described above under “—Covenants” (other than the covenant described under “—Covenants—Consolidation, Merger, Sale or Conveyance”), and any omission to comply with such obligations shall not constitute a Default with respect to the notes issued under the Indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the Holders of the notes, with the Trustee money or United States government obligations, or a combination thereof in such amounts as will be sufficient (as authorized by an independent financial professional) to pay the principal of, and interest on such notes to the redemption date specified by the Issuer in accordance with the terms of the Indenture and comply with certain other conditions, including the delivery of an opinion to the Trustee as to certain tax matters and, in the case of a defeasance, a ruling received from or published by the Internal Revenue Service.
Amendments and Waivers
The Indenture may be amended by the Trustee and the Issuer for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner which may be deemed necessary or desirable and which shall not adversely affect the interests of any of the Holders of the notes in any material respect, to all of which each Holder of the notes shall, by acceptance thereof, consent.
Modification and amendments to the Indenture or to the terms and conditions of the notes and future compliance therewith or past default by the Issuer (other than a default in the payment of any amount, including in connection with a redemption, due on the notes or in respect of covenant or provision which cannot be modified and amended without the consent of the Holders of all notes so affected) may be waived, either with the written consent (including consents obtained in connection with a tender offer or exchange offer for the notes) of the Holders of at least a majority in aggregate principal amount of outstanding notes, or by the adoption of resolutions at a meeting of Holders of the notes by the Holders of at least a majority of the outstanding notes; provided, however, that no such modification or amendment to the Indenture or to the terms and conditions of the notes may, without the consent or the affirmative vote of the Holder of each note so affected, change any installment of interest with respect to any note or reduce the principal amount of or interest with respect to the note; change the prices at which the notes may be redeemed by the Issuer; reduce the premium payable upon a Change of Control Triggering Event or, at any time after a Change of Control Triggering Event has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to such Change of Control Offer; change the currency in which, or change the required place at which, payment with respect to principal of or interest with respect to the notes is payable; change the time at which any note may be redeemed (other than provisions relating to the number of days of notice to be given in the event of a redemption); or reduce the above-stated percentage of principal amount outstanding of notes required to modify or amend the Indenture or the terms or conditions of the notes, or to waive any future compliance or past default.
Governing Law
The notes and the Indentures will be governed by, and construed in accordance with, the laws of the State of New York.
Form, Denomination and Title
Unless otherwise specified, the following information relates to the form, clearing and settlement of the notes.
The Issuer will issue the notes in global form, without interest coupons. The notes issued in global form will be represented, at least initially, by one or more global notes. Upon issuance, global notes representing the notes will be deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in the global note will be limited to persons who have accounts with DTC (the “DTC participants”), or persons who hold interests through DTC participants. The Issuer expects that, under procedures established by DTC, ownership of beneficial interests in the global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may be credited within DTC to Euroclear and Clearstream on behalf of the owners of such interests.
Investors may hold their interests in the global notes directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.
Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Certificated Notes
Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form unless:
(1)	DTC notifies the Issuer at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
(2)	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;
(3)	the Issuer, at its option, notifies the Trustee that it elects to cause the issuance of certificated notes; or
(4)	certain other events provided in the Indenture should occur, including the occurrence and continuance of an Event of Default with respect to the notes.
In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, requested by the depository.
Replacement of Notes
In the event that any note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and, upon the Issuer’s request, the Trustee will authenticate and deliver a new note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, and bearing interest from the date to which interest has been paid on such note, in exchange and substitution for such note (upon surrender and cancellation thereof) or in lieu of and substitution for such note. In the event that such note is destroyed, lost or stolen, the applicant for a substitute note shall furnish to the Issuer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, and, in every case of destruction, loss or theft of such note, the applicant shall also furnish to the Issuer and the Trustee satisfactory evidence of the destruction, loss or theft of such note and of the ownership thereof. Upon the issuance of any substituted note, the Issuer may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other fees and expenses (including the fees and expenses of the Trustee) connected therewith.
Trustee
Computershare Trust Company, National Association is initially serving as the trustee, paying agent, transfer agent and registrar for the notes. Computershare Trust Company, National Association and its affiliates may have other business relationships with the parent, its subsidiaries and affiliates from time to time. The address of the Trustee is 1505 Energy Park Drive St. Paul, Minnesota 55108, United States.
The Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility. The obligations of the Trustee to any Holder of notes are subject to such immunities and rights as are set forth in the Indenture.
The Trustee and any of its affiliates may hold notes in their own respective names.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes as of the date hereof. This discussion applies only to holders that purchase notes for cash pursuant to this offering and hold the notes as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (such as broker dealers, traders in securities that elect to use a mark-to-market method of accounting, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, individual retirement accounts or other tax-deferred accounts, persons required to accelerate the recognition of any item of gross income as a result of its recognition on an applicable financial statement, persons that hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to any minimum tax or the Medicare tax on certain investment income, former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, or persons that are, or hold their notes through, partnerships or other pass-through entities) all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any state, local or non-U.S. tax consequences.
EACH PROSPECTIVE PURCHASER OF NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING SUCH NOTES.
For purposes of this discussion, “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is:
•	a citizen or individual resident of the United States;
•	a corporation or other entity subject to tax as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined for U.S. federal income tax purposes), or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person (as defined for U.S. federal income tax purposes).

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership or other pass-through entity.
If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds a note, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes and partners therein should consult their tax advisors concerning the U.S. federal income and other tax consequences of the partnership’s investment the notes.
It is anticipated, and this discussion assumes, that the notes will be issued with less than a de minimis amount of original issue discount.

Issuer of the Notes for U.S. Federal Income Tax Purposes
SPCC is treated as a division of (and not as an entity regarded as separate from) the Issuer for U.S. federal income tax purposes. As a result, for U.S. federal income tax purposes, we intend to treat the notes as debt of the Issuer for U.S. federal income tax purposes, and the following discussion assumes that such treatment will be respected. For Peruvian tax purposes, the notes are deemed to be obligations of SPCC (which is regarded as a separate taxpayer in Peru).
U.S. Holders
Payments of Interest and Additional Amounts. Interest on the notes (including any Peruvian taxes withheld therefrom and additional amounts paid in respect thereof) will be includible in a U.S. Holder’s gross income as ordinary income at the time such payments are received or accrued in accordance with such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. Interest on the notes will generally be treated as from sources within the United States and constitute passive category income for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed on interest payments on a note unless such credit can be applied (subject to applicable limitations) against tax due on income treated as derived from foreign sources. Alternatively, a U.S. Holder may be entitled to deduct any such non-U.S. tax in computing its U.S. taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). The rules governing the foreign tax credit and deductions in lieu thereof are complex. Each U.S. Holder of notes should consult its tax advisor regarding the availability of foreign tax credits in light of its particular circumstances.
Sale, Exchange, Redemption, Retirement or other Disposition of the notes. A U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a note in an amount equal to the difference between (i) the amount realized upon the disposition (other than any amount attributable to accrued but unpaid stated interest not previously included in income, which will be subject to tax as ordinary income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes will be generally be equal to the issue price of the notes, decreased by any payments received on the notes other than payments of stated interest. Any gain or loss recognized on a disposition of notes will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the notes exceeds one year at the time of the disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. Holders are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.
Any gain or loss recognized by a U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be treated as from sources within the United States for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed on interest payments on a note unless such credit can be applied (subject to applicable limitations) against tax due on income treated as derived from foreign sources. Alternatively, a U.S. Holder may be entitled to deduct any such non-U.S. tax in computing its U.S. taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). The rules governing foreign tax credits and deductions in lieu thereof are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in light of their particular circumstances.
Non-U.S. Holders
Interest. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on interest received on a note if the interest is not effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so requires, is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States) and the Non-U.S. Holder:
•	does not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	is not a controlled foreign corporation directly or indirectly related to us through stock ownership as determined under section 881(c)(3)(C) of the Code; and
•	certifies as to its non-U.S. status and that no withholding is required under FATCA (discussed below) on IRS Form W-8BEN or W-8BEN-E (or other appropriate form), as applicable.

A Non-U.S. Holder that cannot satisfy the foregoing requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States) (generally, by providing an IRS Form W-8ECI). Any such interest will generally be subject to U.S. federal income tax on a net income basis and, if the Non-U.S. Holder is a corporation, may also be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate).
A Non-U.S. Holder that does not satisfy any of the requirements described above will generally be subject to U.S. federal withholding tax on interest received in respect of the notes at a rate of 30%. Under certain treaties, the U.S. federal withholding tax on interest may be reduced or eliminated provided that the Non-U.S. Holder certifies as to its eligibility for treaty benefits (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E).
Sale, Exchange, Retirement or Other Disposition of a Note. A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain recognized on the sale, exchange, redemption, retirement or other disposition of a note (except to the extent such amount is attributable to accrued but unpaid interest, which will be subject to the rules described above), unless:
(1)
the Non-U.S. Holder holds the note in connection with the conduct of a U.S. trade or business (and, if an applicable income tax treaty so requires, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.
A Non-U.S. Holder described in clause (1) above will generally be subject to U.S. federal income tax on a net income basis and, if the Non-U.S. Holder is a corporation, may be subject to a U.S. branch profits tax at a rate of 30% (or lower applicable treaty rate). A Non-U.S. Holder described in clause (2) above will generally be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement, or other disposition of notes) exceed its capital losses allocable to U.S. sources.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), withholding at a rate of 30% will generally be required on payments of interest on notes held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain Non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of the notes held by an investor that is a non-financial Non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which an investor holds notes will affect the determination of whether withholding under the rules described in this paragraph is required. No additional amounts will be paid to Holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

CERTAIN PERUVIAN INCOME TAX CONSIDERATIONS TO NON-PERUVIAN HOLDERS
General
The following summary of certain Peruvian tax matters as in force on the date of this prospectus supplement describes the principal tax consequences of an investment in the notes by non-Peruvian holders. This summary is not intended to be a comprehensive description of all the tax considerations that may be relevant to a decision to invest in the offered notes. In addition, it does not describe any tax consequences: (a) arising under the laws of any taxing jurisdiction other than Peru or (b) applicable to anyone different from a non-Peruvian holder.
For purposes of this section, “non-Peruvian holder” means either: (i) a legal entity (persona jurídica) which has neither been incorporated nor established in Peru, provided that it does not conduct any trade or business through a permanent establishment in Peru and does not hold the notes through a Peruvian branch or (ii) an individual who is not a Peruvian tax resident. For Peruvian tax purposes, an individual is deemed to be a Peruvian tax resident if such individual is (x) a Peruvian citizen who has a regular residence in Peru, or (y) a non-Peruvian citizen who has resided or remained in Peru for more than 183 calendar days during any 12-month period. A change in residence will generally be effective as of January 1 of the following calendar year in which such conditions are met.
The discussion in this summary is not intended or written to be used and cannot be used or relied upon by any person, for the purpose of avoiding Peruvian taxation, and is purely informative in the context of this offering. Prospective investors should consult an independent tax advisor with respect to the Peruvian tax consequences of acquiring, owning or disposing of the notes.
Payment of Interest
Interest paid by SPCC on the notes to non-Peruvian holders are deemed to be Peruvian source income and are subject to a Peruvian income tax (Impuesto a la Renta) at a rate of 4.99%.
However, if the non-Peruvian holder of the notes is considered to be related to SPCC under Peruvian tax laws (this includes cases where an indirect relation exists between SPCC and the holder of the note), or if the non-Peruvian holder is an individual who domiciles in a low or no-tax or in a non-cooperative jurisdiction, or is subject to a preferred tax regime, in each case as defined in the Peruvian Income Tax Law and the regulation thereof, the withholding tax rate will be 30%.
SPCC is required to act as a withholding agent for the income tax due with respect to interest on the notes.
The Issuer and SPCC have agreed, subject to specific exceptions and limitations, to pay additional amounts to the holders of the notes or assume the corresponding withholding in respect of certain Peruvian income taxes mentioned above.
Sale of the Notes
Proceeds received by a non-Peruvian holder on a sale, exchange or disposition of a beneficial interest in global notes held by a foreign entity, such as DTC, its nominee or any other custodian, will not be subject to any Peruvian withholding or capital gains tax.
Redemption of the Notes
Should any premium received upon an early redemption of the notes be deemed to be Peruvian-source income, such premium received would be subject to a withholding of Peruvian income tax at a rate of 4.99%. However, a 30% withholding tax rate will apply to any premium received if the non-Peruvian holder of the notes is considered to be related to SPCC under Peruvian tax laws (including cases where an indirect relation exists between SPCC and the holder of the note), or if the non-Peruvian holder is an individual who domiciles in a low or no-tax or in a non-cooperative jurisdiction, or is subject to a preferred tax regime, in each case as defined in the Peruvian Income Tax Law and the regulation thereof.
SPCC is required to act as withholding agent for the Peruvian income tax due. The Issuer and SPCC have agreed, subject to specific exceptions and limitations, to pay additional amounts to the holders of the notes or assume the corresponding withholding in respect of certain Peruvian income taxes mentioned above.

Value Added Tax (“VAT”)
Interest payments to non-Peruvian holders under the notes may be subject to Peruvian VAT (Impuesto General a las Ventas); however, in any case, SPCC would be the only taxpayer (reverse VAT). The sale, exchange or disposition of the notes, are not subject to Peruvian VAT.
Financial Transaction Tax (“FTT”)
In Peru there is a FTT (Impuesto a las Transacciones Financieras) with a 0.005% rate on debits and credits made in Peruvian bank or other financial institution accounts, either in national or foreign currency. If the interest from the notes or the issue price paid for the notes is deposited in, or paid from, a Peruvian Financial System (“PFS”) bank account, such amount will be levied at the corresponding FTT tax rate. The taxpayer of the FTT is the holder of the PFS bank account, but the PFS bank acts as withholding agent.
Non-Peruvian holders of the notes should consult an independent tax advisor regarding the application of specific Peruvian income tax considerations of acquiring, owning or disposing of the notes to their particular situation.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
BofA Securities, Inc.	U.S.$
Morgan Stanley & Co. LLC	U.S.$
Barclays Capital Inc.	U.S.$
Santander US Capital Markets LLC	U.S.$
Total	U.S.$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
In connection with the issuance of the notes, the underwriters (or persons acting on behalf of any underwriter) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of any underwriter) will undertake stabilizing action. Such stabilizing, if commenced, may be discontinued at any time and, if begun, must be brought to an end after a limited period. Any stabilization action or over-allotment must be conducted by the relevant underwriters (or persons acting on behalf of any underwriter) in accordance with all applicable laws and rules.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
For purposes hereof, any sale or resale of the notes shall be understood to refer to the beneficial interest thereto.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately U.S.$ .
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the Issuer or its affiliates.
Certain of the underwriters or their respective affiliates that have a lending relationship with us may routinely hedge their credit exposure to us, consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
European Economic Area
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. For the purposes of this provision:
a.	the expression “retail investor” means a person who is one (or more) of the following:
i.	a retail client as defined in point (11) of Article 4(1) of MiFID II; or
ii.	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
iii.	not a qualified investor as defined in the Prospectus Regulation; and
b.
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision:
a.	the expression “retail investor” means a person who is either one (or both) of the following:
i.	not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; and
ii.	not a qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs; and
b.
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to buy or subscribe for the notes.

Each underwriter has represented and agreed that:
c.
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

d.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes, constitutes or will constitute a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (as amended, the “FIEL”). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or Japanese corporation, except in accordance with the provisions of, or pursuant to an exemption available under, the applicable laws and regulations of Japan including the FIEL. For the purpose hereof, “resident of Japan” means an individual whose address is in Japan, and “Japanese corporation” means a legal entity organized under the laws of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less that U.S.$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.
Any resale of the notes offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.
Canada
The notes may be sold only to purchasers in the provinces of Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of the NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Chile
The notes being offered will not be registered under the Securities Market Law (Ley de Mercado de Valores) in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the Chilean Financial Markets Commission (Comisión para el Mercado Financiero, or the “CMF”) and, therefore, the notes are not subject to the supervision of the CMF. As the securities are unregistered in Chile, we are not required to disclose public information about the notes in Chile. Accordingly, the notes cannot and will not be publicly offered to persons in Chile unless they are registered in the corresponding Securities Registry. The notes may only be offered in Chile in circumstances that do not constitute a public offering under Chilean law or in compliance with General Rule (Norma de Carácter General) No. 336 of the CMF, dated June 27, 2012 (“CMF Rule 336”). Pursuant to the Securities Market Law, a public offering of securities is an offering that is addressed to the general public or to certain specific categories or groups thereof. Considering that the definition of public offering is quite broad, even an offering addressed to a small group of investors may be considered to be addressed to a certain specific category or group of the public and therefore be considered public under applicable law. However, pursuant to Rule 336, the notes may be privately offered in Chile to certain “qualified investors” (Inversionistas Calificados) identified as such therein (which in turn are further described in General Rule No. 216 of the CMF, dated June 12, 2008).
CMF Rule 336 requires the following information to be provided to prospective investors in Chile:
a.	Date of commencement of the offer: June , 2026. The offer of the notes is subject to CMF Rule 336;
b.
The subject matter of this offer are securities not registered with the Securities Registry (Registro de Valores) of the CMF, nor with the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF, due to the notes not being subject to the oversight of the CMF;

c.	Since the notes are not registered in Chile there is no obligation by the issuer to make publicly available information about the notes in Chile; and
d.	The notes shall not be subject to public offering in Chile unless registered with the corresponding Securities Registry of the CMF.

Mexico
The notes have not been and will not be registered before the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) and, therefore, the notes may not be offered or sold publicly in Mexico, except that the notes may be offered or sold to institutional or qualified investors in Mexico solely pursuant to a private placement exemption set forth under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The acquisition of the notes by Mexican investors will be made under their own responsibility. In making an investment decision, all investors, including any Mexican investor who may acquire notes from time to time, must rely on their own examination of the terms of this offering and the notes, including the merits and risks involved.
Peru
The notes have not been registered in Peru with the Peruvian Securities Market Superintendency (Superintendencia del Mercado de Valores), the Peruvian securities market regulator, and may not be offered in Peru except in circumstances, if any, that will not result in a public offering of securities (oferta pública de valores) or in an unauthorized securities intermediation (intermediación de valores), within the meaning of each such term in the Peruvian Securities Market Law (Ley del Mercado de Valores), which Unified Text was approved by Supreme Decree 020-2023-EF, as amended.
Prospective investors in Peru are hereby given notice that the Peruvian regulation on the public offering of securities would not apply to the offering of the notes and that the Company and the underwriters will not be subject to any disclosure obligation under Peruvian law before or after the offering of the notes, and that the Peruvian securities market regulator has not reviewed the information related to such offering.

LEGAL MATTERS
Certain legal matters with respect to the notes will be passed upon for SCC by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.
EXPERTS
The financial statements of Southern Copper Corporation, and the related financial statement schedules, as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Southern Copper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (affiliate of a member firm of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
Although we are a corporation organized under the laws of Delaware, substantially all of our assets and operations are located, and a substantial portion of our revenues derive from sources, outside the United States, such as Mexico and Peru. Almost all of our directors and officers and certain of the experts named in this prospectus supplement reside outside of the United States and all or a significant portion of the assets of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments against them obtained in United States courts predicated upon the civil liability provisions of the United States federal securities laws or otherwise. We have been advised by our Mexican counsel that no treaty is currently in effect between the United States and Mexico for the reciprocal enforcement of foreign judgments and we have been advised by our special Peruvian counsel that no such treaty exists between the United States and Peru. Mexican and Peruvian courts would enforce judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, which include the review in Mexico or Peru of the United States judgment to ascertain compliance with certain basic principles of due process, public policy (orden público), non-violation of local law and whether other specific matters have been complied with. Nevertheless, we have been advised that there is doubt as to the enforceability, in original actions in Mexican or Peruvian courts, of liabilities predicated in whole or in part on United States federal securities laws and as to the enforceability in Mexican and Peruvian courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws.

PROSPECTUS

Common Stock
Debt Securities
We may from time to time offer to sell together or separately in one or more offerings:
•	common stock; and
•	debt securities, which may be senior, subordinated or junior subordinated and convertible or non-convertible.
This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.
We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.
Our common stock is listed on the New York Stock Exchange and the Lima Stock Exchange under the trading symbol “SCCO.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, in prospectus supplements relating to specific offerings of securities and in other information that we file with the SEC before making a decision to invest in our securities.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 15, 2026.

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ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”
We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any applicable prospectus supplement referred to in that free writing prospectus. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
This prospectus and any applicable prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any applicable prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.
You should not assume that the information in this prospectus, any applicable prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.
In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Southern Copper,” “Southern Copper Corporation,” “SCC,” the “Company,” “we,” “us” and “our” to refer to Southern Copper Corporation and its subsidiaries, collectively.
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SUMMARY INFORMATION
This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any applicable prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference.”
SOUTHERN COPPER CORPORATION
General Information
We believe we are one of the largest integrated copper producers in the world. Our major production includes copper, molybdenum, zinc and silver. All of our mining, smelting and refining facilities are located in Peru and Mexico, and we conduct exploration activities in those countries and in Argentina and Chile. The considerable scale of our operations makes us one of the largest mining companies in Peru and Mexico. We believe we have the largest copper reserves in the world. We were incorporated in Delaware in 1952 and have conducted copper mining operations since 1960. Since 1996, our common stock has been listed on both the New York and the Lima Stock Exchanges pursuant to local applicable Peruvian regulations.
Our Peruvian copper operations involve mining, milling and flotation of copper ore to produce copper; the smelting of copper concentrates to produce blister and anode copper; and the refining of anode copper to produce copper cathodes. As part of this production process, we also produce significant amounts of molybdenum concentrate and sulfuric acid. Our precious metals plant at the Ilo refinery produces refined silver, gold, and other materials. Additionally, we produce refined copper using solvent extraction/electrowinning technology (“SX-EW”). We operate the Toquepala and Cuajone open-pit mines high in the Andes Mountains, approximately 860 kilometers southeast of the city of Lima, Peru. We also operate a smelter and refinery west of the Toquepala and Cuajone mines in the coastal city of Ilo, Peru.
Our Mexican operations are conducted through our subsidiary, Minera México, S.A. de C.V. (“Minera Mexico”), which we acquired in 2005. Minera Mexico engages primarily in the mining and processing of copper, molybdenum, zinc, silver, gold and lead. Minera Mexico operates through subsidiaries that are grouped into three separate units. Mexicana de Cobre, S.A. de C.V. (together with its subsidiaries), operates La Caridad, an open-pit copper mine, the Pilares open-pit copper mine, a copper ore concentrator, a SX-EW plant, a smelter, a refinery and a rod plant. The La Caridad refinery has a precious metals plant that produces refined silver, gold and other materials. Operadora de Minas e Instalaciones Mineras, S.A. de C.V., operates Buenavista, an open-pit copper mine, which is located on the site of one of the world’s largest copper ore deposits, two copper concentrators, a zinc concentrator and two operating SX-EW plants. Industrial Minera México, S.A. de C.V. (together with its subsidiaries), operates five underground mines that produce zinc, lead, copper, silver and gold, and a zinc refinery.
We utilize modern, state of the art mining and processing methods, including global positioning systems and computerized mining processes. Our operations have a high level of vertical integration, which allows us to use our facilities, employees and equipment to manage the entire production process, including ore mining and production of refined copper, rod and other products, and to execute most associated transport and logistics functions.
The sales prices for our products are largely determined by market forces beyond our control. Our management, therefore, focuses on cost control and production enhancement to remain profitable. We endeavor to achieve these goals through capital spending programs, exploration efforts and cost reduction programs. Our focus is on remaining profitable during periods of low copper prices and maximizing results in periods of high copper prices.
Our principal executive offices are located at 7310 North 16th St, Suite 135, Phoenix, Arizona 85020, USA and our telephone number at that address is (602) 264-1375. Our corporate website is www.southerncoppercorp.com. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information included in our website or which may be accessed through our website is not part of this prospectus, is not incorporated by reference herein or otherwise and should not be relied upon in determining whether to make an investment in any securities.

RISK FACTORS
Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus and in any applicable prospectus supplement, before making a decision to invest in our securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “forecasts,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “may” and other words of similar meaning in connection with any discussion of future operating or financial matters. Such statements are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Without limiting the generality of the foregoing, forward-looking statements in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include statements regarding expected commencement dates of mining or metal production operations, projected quantities of future metal production, anticipated production rates, operating efficiencies, costs and expenditures, including taxes, as well as projected demand or supply for the Company’s products. Actual results could differ materially based upon many factors, including, among others, the risks and uncertainties relating to general U.S. and international economic and political conditions, the cyclical and volatile prices of copper, other commodities and supplies, including fuel and electricity, availability of materials, insurance coverage, equipment, required permits or approvals and financing, the occurrence of unusual weather or operating conditions, lower than expected ore grades, water and geological problems, the failure of equipment or processes to operate in accordance with specifications, failure to obtain financial assurance to meet closure and remediation obligations, labor relations, litigation and environmental risks, political and economic risk associated with foreign operations as well as changes in applicable law and enhanced environmental, mining and tax regulation. Results of operations are directly affected by metals prices on commodity exchanges, which can be volatile. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. The risks and uncertainties that may affect our operations, performance and results and the forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” commencing on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemented by the risk factors included in Item 1A of our Form 10-Q filed with the SEC on April 30, 2026.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•	directly to one or more purchasers;
•	through agents;
•	to or through underwriters, brokers or dealers;
•	through a combination of any of these methods.
A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.
In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:
•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.
We may also enter into hedging transactions. For example, we may:
•
enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;
•
enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•
loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned common stock or, in an event of default in the case of a pledge, sell the pledged common stock pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.
A prospectus supplement with respect to any offering of securities will include the following information:
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	the allocation or use of proceeds from the sale of the securities;
•	the booking of the debt resulting from the sale of the securities by one or more of our branches or subsidiaries;

•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.
The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices;
•	at negotiated prices; or
•	through a rights offering or similar arrangement.
At-the-Market Offerings
If we reach an agreement with an underwriter on a placement, including the number of shares of stock to be offered in the placement and any minimum price below which sales may not be made, such underwriter would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Underwriters could make sales in privately negotiated transactions, which may be at a discount to the market price of securities, and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, sales made directly on the New York Stock Exchange and the Lima Stock Exchange, the existing trading markets for our stock, or sales made to or through a market maker other than on an exchange. The name of any such underwriter or agent involved in the offer and sale of our stock, the amounts underwritten or otherwise offered through the underwriter or agent, and the nature of its obligations to take our stock will be described in the applicable prospectus supplement.
Sale through Underwriters or Dealers
If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.
Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.
We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
If dealers are used in the sale of securities, we will sell the securities to them as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales. We will include in the applicable prospectus supplement or pricing supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement or pricing supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement or pricing supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Institutional Purchasers
We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.
We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.
Indemnification; Other Relationships
We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.
Market-Making, Stabilization and Other Transactions
There is currently no market for any of the offered securities, other than the common stock which is listed on the New York Stock Exchange and the Lima Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities on any securities exchange; any such listing with respect to any particular debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.
In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.
In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.
General Information
Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.
In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

BRANCHES
The securities may be booked through SPCC (our Peruvian branch) or such other branch, as is specified in the applicable prospectus supplement. Accordingly, our right to receive proceeds from the Offering may be directly and totally allocated to SPCC or such other branch.

SECURITIES WE MAY OFFER
This prospectus contains summary descriptions of the common stock, preferred stock and debt securities that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and by-laws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. You should read our certificate of incorporation and our by-laws for additional information, in each case, as amended, restated and supplemented, before you buy any of our securities. See “Where You Can Find More Information.”
Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 884,596,086 shares have been issued and 834,328,506 were outstanding as of June 8, 2026.
Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below.
Voting Rights. Each share of our common stock is entitled to one vote. Except with respect to the election and removal of directors and certain other limited circumstances, all matters relating to stockholder action will be decided by a majority of the votes cast in person, by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means by the stockholders entitled to vote on any such matters. The presence in person, by proxy or by any permissible means of remote communication, including electronic transmission or telephonic means of stockholders holding of record in the aggregate a majority of the outstanding shares of our common stock constitute a quorum for purposes of voting.
Our certificate of incorporation provides the holders of our common stock with the right to elect a number of directors as fixed from time to time by resolution of a majority of our board of directors. In all elections of directors, each share of our common stock is entitled to one vote and directors will be elected by a plurality of the votes cast at any such election by the holders of our common stock who are entitled to vote.
Under our by-laws, holders of 10% of our common stock have the right to call special meetings of our stockholders.
Special Independent Directors and Our Special Nominating Committee. The Special Nominating Committee functions as a special committee to nominate special independent directors to the Board of Directors. The Company does not have any other nominating committee. Pursuant to our Certificate, a special independent director is any director who (i) satisfies the independence requirements of the NYSE Listed Company Manual (or any other exchange or association on which the Common Stock is listed) and (ii) is nominated by the Special Nominating Committee. The Special Nominating Committee has the right to nominate a number of special independent directors based on the percentage of our Common Stock owned by all holders of our Common Stock, other than Grupo Mexico and its affiliates.
Our Certificate provides that the minimum number of special independent directors on the Board of Directors at any given time shall be equal to (a) the total number of directors on the Board of Directors multiplied by (b) the percentage of Common Stock owned by all of the stockholders (other than Grupo Mexico and its affiliates), rounded up to the next whole number. Notwithstanding the foregoing, the total number of persons nominated as special independent directors cannot be less than two or greater than six.
Dividends. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation and Dissolution. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all of our assets available for distribution after the payment of all of our debts and other liabilities, subject to the preferential rights of holders of any outstanding capital stock ranking prior to the common stock as to the distribution of assets upon liquidation, dissolution or winding up.
Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Listing. Our common stock is listed on the New York Stock Exchange under the symbol “SCCO” and on the Lima Stock Exchange pursuant to local applicable Peruvian regulations.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, National Association. Its address is 1505 Energy Park Drive, St. Paul, Minnesota 55108, United States, Phone: (800) 344-5128.
Anti-takeover Effects of Delaware Law and our Certificate of Incorporation and By-laws
Our certificate of incorporation and by-laws and Delaware law contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Special Meetings Only Callable By Holders of 10% of our Common Stock. Our by-laws provide that special meetings of the stockholders may be called only by the chairman of the board, the president, the board pursuant to a resolution adopted by eight directors or the holders of 10% or more of our common stock.
Board Vacancies to Be Filled by Remaining Directors and Not Stockholders. Our certificate of incorporation and our by-laws provide that any vacancies on our board will be filled by the affirmative vote of the majority of the remaining directors, even if such directors constitute less than a quorum. No vacancy will be filled by our stockholders.
Delaware law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the Delaware General Corporation Law (“DGCL”). Subject to certain exceptions, in general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our board of directors, and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES
We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities for the exclusive benefit of any of our branches, including our Peruvian branch or book our debt securities and the rights and obligations (including payment) deriving therefrom, through such branches. We may issue debt securities in one or more series.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any applicable prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under the Indenture (“Indenture”), dated April 16, 2010 entered into between us and Computershare Trust Company, National Association (as successor to Wells Fargo Bank, National Association), as trustee. The indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the Indenture, any related securities documents and those made a part of the Indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the Indenture and indenture supplement and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.
The aggregate principal amount of debt securities that may be issued under the Indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
•	the title and aggregate principal amount of the debt securities;
•	whether the debt securities will be senior, subordinated or junior subordinated;
•	whether the debt securities will be secured or unsecured;
•	any applicable subordination provisions for any subordinated debt securities;
•	applicable subordination provisions, if any;
•	whether the debt securities are convertible or exchangeable into other securities;
•	the percentage or percentages of principal amount at which such debt securities will be issued;
•	the interest rate(s) or the method for determining the interest rate(s);
•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;
•	the maturity date;
•	redemption or early repayment provisions;
•	authorized denominations;
•	form;
•	amount of discount or premium, if any, with which such debt securities will be issued;
•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;
•	the identity of the depositary for global securities;
•
whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•
the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;
•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;
•	any restriction or condition on the transferability of the debt securities;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;
•	the securities exchange(s) on which the securities will be listed, if any;
•	whether any underwriter(s) will act as market maker(s) for the securities;
•	the extent to which a secondary market for the securities is expected to develop;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	provisions relating to covenant defeasance and legal defeasance;
•	provisions relating to satisfaction and discharge of the Indenture;
•	provisions relating to the modification of the Indenture both with and without the consent of holders of debt securities issued under the Indenture; and
•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the Indenture with respect to such series debt securities).

General Information
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. These additional notes may be consolidated and form a single series with the applicable series of notes offered, and have the same terms as to status, redemption or otherwise as the applicable series of notes offered; provided that if the additional notes are not fungible with the applicable series of notes offered for U.S. federal income tax purposes, the additional notes will have a new CUSIP number or an ISIN number. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the Indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. Subject to the limitations provided in the Indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Payment of Additional Amounts
A relevant jurisdiction may require Southern Copper Corporation or any of its Branches through which booking of the securities may have occurred to withhold amounts from payments on the principal or interest on a debt security for taxes or any other governmental charges. Subject to the limitations provided in any prospectus supplement, if the relevant jurisdiction requires a withholding of this type, Southern Copper Corporation or any of its Branches may assume any such withholding or may pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. Prospective investors should review applicable prospectus supplements for additional information.
Governing Law
The Indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York will provide opinions regarding the authorization and validity of the securities under New York law. Skadden, Arps, Slate, Meagher & Flom LLP, New York may also provide opinions regarding certain other matters relating to New York law. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The financial statements of Southern Copper Corporation, and the related financial statement schedules, as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Southern Copper Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Southern Copper Corporation’s internal control over financial reporting have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (affiliate of a member firm of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.
Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov. We file reports, proxy statements and other information with the SEC as required by the Exchange Act, which are available to view at our website on the Internet at www.southerncoppercorp.com. This URL is intended to be an inactive textual reference only. It is not intended to be an active hyperlink to our website. The information included in our website or which may be accessed through our website is not part of this prospectus, is not incorporated by reference herein or otherwise and should not be relied upon in determining whether to make an investment in any securities.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus and any applicable prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any applicable prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on April 30, 2026;
•
portion of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2026, as amended, that is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

•
the description of our common stock contained in Exhibit 4.14 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 27, 2026, including any amendments or reports filed for the purpose of updating such description.

Except as indicated in the immediately following paragraph, we also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.
Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus except as otherwise expressly referred to in such Current Report on Form 8-K.
We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to:
Southern Copper Corporation
7310 North 16th St, Suite 135
Phoenix, Arizona 85020, USA
Attention: Secretary
Telephone: (602) 264-1375
Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

THE ISSUER
Southern Copper Corporation
acting for the exclusive benefit of its Peruvian branch Southern Peru Copper Corporation, Sucursal del Perú
7310 North 16th St. Suite 135
Phoenix, Arizona 85014
United States
TRUSTEE, REGISTRAR AND PAYING
AGENT
Computershare Trust Company, National Association
1505 Energy Park Drive
St. Paul, Minnesota 55108
United States
LEGAL ADVISORS

To the Issuer as to U.S. Law	To the Underwriters as to U.S. Law

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 United States	Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017 United States

To the Issuer as to Mexican Law	To the Issuer as to Peruvian Law

Galicia Abogados, S.C. Campos Elíseos 204, Torre SOMA Chapultepec Piso 24, Polanco, Alcaldía Miguel Hidalgo, 11550 Mexico City, Mexico	Rodrigo, Elías & Medrano Abogados Av. Pardo y Aliaga 652, San Isidro 15073 Lima, Peru

INDEPENDENT AUDITORS
Galáz, Yamazaki, Ruíz Urquiza, S.C.
affiliate of a member firm of Deloitte Touche Tohmatsu Limited
Paseo de la Reforma 489, 6th floor
Col. Cuauhtémoc, 06500
Mexico City, Mexico

U.S.$   % Notes due
PROSPECTUS SUPPLEMENT
Global Coordinators and Joint Bookrunners

BofA Securities	Morgan Stanley

Joint Bookrunners

Barclays	Santander

June   , 2026